Exhibit 99.1

Abeona Announces Pricing of Public Offering of Common Stock and Pre-Funded Warrants

NEW YORK and CLEVELAND, Dec. 20, 2019 (GLOBE NEWSWIRE) – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced the pricing of its public offering of 26,982,945 shares of its common stock at a public offering price of $2.50 per share and in lieu of common stock, pre-funded warrants to purchase 9,017,055 shares of its common stock at a purchase price of $2.4999 per pre-funded warrant, which equals the public offering price per share of the common stock less the $0.0001 per share exercise price of each pre-funded warrant. The aggregate gross proceeds from the offering are expected to be $90 million, before deducting the underwriting discounts and commissions and other offering expenses payable by Abeona. All of the shares of common stock and pre-funded warrants are being offered by Abeona. In addition, Abeona has granted the underwriters a 30-day option to purchase up to an additional 5,400,000 shares of its common stock from Abeona at the public offering price, less the underwriting discounts and commissions. The offering is expected to close on December 24, 2019, subject to the satisfaction of customary closing conditions.

An existing holder of the Company’s common stock, Great Point Partners (“GPP”), has agreed to purchase approximately $31 million in the offering, including pre-funded warrants in lieu of common stock, subject to allocation by the underwriters and market and other conditions. The Company has granted GPP the right to nominate two directors, including a new Executive Chairman, to Abeona’s Board of Directors. GPP has indicated that it expects such director nominees would be industry professionals not affiliated with GPP. As a result, Steven H. Rouhandeh will step down as Executive Chairman and will retain a seat on the Board, while Mark J. Alvino and Richard Van Duyne will exit the Board. These changes will be effective upon the Board’s qualification and election of GPP’s nominees.

Jefferies LLC and SVB Leerink LLC are acting as book-running managers and underwriters for the offering.

Abeona intends to use the net proceeds of the offering to fund continued clinical development of pipeline products, as well as for working capital and corporate purposes.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-224867) that was filed with the Securities and Exchange Commission (the “SEC”) on May 11, 2018 and amended on June 1, 2018, and that was declared effective by the SEC on June 7, 2018. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. The preliminary prospectus supplement and the accompanying prospectus that form a part of the registration statement has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, via telephone at (877) 821-7388, or email at: Prospectus_Department@Jefferies.com; or SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525, ext. 6132, or by e-mail at syndicate@svbleerink.com.

The securities described above have not been qualified under any state blue sky laws. This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Abeona being offered, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Abeona Therapeutics
Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. The Company’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa, as well as ABO-102 and ABO-101, novel AAV9-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively. The Company’s portfolio of AAV9-based gene therapies also features ABO-202 and ABO-201 for CLN1 disease and CLN3 disease, respectively. Its preclinical assets include ABO-401, which uses the novel AIM™ AAV vector platform to address all mutations of cystic fibrosis. Abeona has received twenty regulatory designations from the FDA and EMA for its pipeline candidates, including Regenerative Medicine Advanced Therapy designation for two candidates (EB-101 and ABO-102).

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. These statements include statements about the offering and the Company’s intended use of proceeds generated from the offering. We have attempted to identify forward looking statements by such terminology as “may,” “will,” “believe,” “estimate,” “expect,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the outcome of any future meetings with the U.S. Food and Drug Administration or other regulatory agencies, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks as may be detailed from time to time in the Company’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q and other periodic reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this presentation, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Contact:

Dan Ferry

LifeSci Advisors, LLC

+1 (617) 535-7746

daniel@lifesciadvisors.com

Media Contact:

Scott Santiamo
Director, Corporate Communications
Abeona Therapeutics
+1 (718) 344-5843
ssantiamo@abeonatherapeutics.com